Elevate Credit Announces New Board Members and Executive Team Members

FORT WORTH, Texas - August 18, 2021 - Elevate Credit, Inc. (“Elevate” or “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced the addition of two members to the Company’s Board of Directors and several executive leadership appointments. These changes will help position Elevate to expand the reach of its new Blueprint platform, launch new products and strategic services to banks, while also creating lower APR offerings for its current suite of credit solutions.

Michael Pugh and Manuel “Manolo” Sanchez will join the Board of Directors effective immediately.

“I am thrilled to announce several enhancements to the Elevate team at both the board and executive level,” said Elevate President and CEO Jason Harvison. “Michael and Manolo bring a tremendous amount of knowledge and collective experiences to our Board, and we are confident they will help accelerate our growth.”

Board of Directors Appointments

Michael Pugh serves as CEO and Board Member of Carver Federal Savings Bank, one of the largest African-American operated banks in the United States. Pugh previously served as Senior Vice President, Regional Executive-Market President, at Capital One, and as Senior Vice President, Retail Banking, at Citizens Financial Group. Pugh has a deep knowledge of the financial sector and currently serves on the Board of Directors for Pursuit, formerly the New York Business Development Corporation. Pugh will assume a previously vacant board seat.

Manuel “Manolo” Sanchez currently serves on the Board of Directors at Fannie Mae and Stewart Information Services. Previously, Sanchez served as Chairman and President of BBVA Compass. Sanchez has board experience with a large variety of technology and financial firms including OnDeck Capital, BanCoppel Mexico, the American Bankers Association and the Institute of International Bankers. Sanchez is also an Adjunct Professor at the Jones Graduate School of Business at Rice University. Sanchez will assume a previously vacant board seat.

“I am equally as excited to announce our leadership changes at the executive level that will propel Elevate and its stakeholders,” Harvison said. “These new or expanded roles will allow us to focus Elevate’s platform on our core competencies and help deliver for both non-prime consumers and partners. I could not be prouder of this collective group and more excited for Elevate’s future.”

Executive Leadership Appointments

Chris Lutes will transition to Chief Strategy Officer. Lutes held the position of Chief Financial Officer at Elevate and its predecessor company since 2007. In his new role, Lutes will work alongside Jason Harvison to focus on the Company’s long-term strategic priorities, which include the rollout and integration of new brands and products, expansion into lower APR products, and the Company’s white label platform solutions for banks. Chad Bradford, Elevate’s Chief Accounting Officer will serve as interim Chief Financial Officer while an internal and external search is conducted for the position. Bradford has served as SVP-Finance and Chief Accounting Officer at Elevate and its predecessor company since 2012.

Scott Greever has been promoted to Chief Operating Officer. Greever has previously served as Elevate’s Chief Product Officer since 2019. Greever has been with Elevate and its predecessor company since 2009 and has served as Managing Director – UK, CIO- UK, and Senior Vice President, Product. Greever’s promotion reflects his expanded responsibilities to include customer service, bank relationship and new product and brand launches.

Eddie Combs is joining the Company and will serve as Chief Marketing Officer. Combs previously served as CMO for Conn’s HomePlus, where he led brand and digital transformation efforts and amplified online traffic and credit applications. Combs has also served as VP, Head of US Marketing for Samsung Home Entertainment and Chief Marketing and Brand Officer – Durables, at Sears Holdings. Combs’ appointment as Elevate’s CMO reflects an increased emphasis on digital and strategic partner marketing within the Company and expanded rollout plans for future brands and products. The role was previously vacant.

Larry Browder has been promoted to Chief Information Officer. Browder previously held roles as Chief Technology Officer and SVP, Technology, since joining Elevate in 2018. Browder was instrumental in the rollout and development of Elevate’s new technology platform, Blueprint. Browder has held numerous technology roles at Rackspace, Brinks, and Bank of America. Browder’s promotion comes as part of a planned succession with the retirement of Joan Kuehl. Kuehl served as Elevate’s CIO since 2016.

About Elevate

Elevate (NYSE: ELVT), together with the banks that license its marketing and technology services, has originated $9.2 billion in non-prime credit to more than 2.6 million non-prime consumers to date and has saved its customers more than $8.5 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic and Today Card. For more information, please visit http://corporate.elevate.com.

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Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

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James McCusker, (203) 585-4750
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